Exhibit 10.2

September 29, 2008	THERMO
TELECOM PARTNERS, LLC
Globalstar, Inc.	CAPITAL PARTNERS, LLC
461 South Milpitas Blvd.	COGENERATION, LP
Milpitas, CA 95035	DEVELOPMENT, INC
PROPERTIES, LLC
Attention: Chief Financial Officer	CREDIT, LLC

SUBJECT:	Deferral of Interest under Second Amended and Restated Credit Agreement
Dated December 17, 2007 (the “Credit Agreement”)

Gentlemen:

This letter confirms our verbal agreement reached on or about May 21, 2008 that, effective on May 26, 2008 and until further notice is given by Thermo Funding Company, Globalstar should not make any payments with respect to interest becoming due to Thermo Funding under Section 5.1(d) of the Credit Agreement.  We further agreed that:  (i) such deferred interest (“Outstanding Interest”) will continue to accrue without limiting the credit otherwise available to Globalstar under the Credit Agreement; (ii) interest on the Outstanding Interest will, from the effective date of the deferral until fully paid, also accrue at the same rate as applicable to the underlying Loan giving rise to the Outstanding Interest; (iii) such interest on interest will com-pound and be added to the applicable Outstanding Interest on December 31, 2008 and annually thereafter; (iv) the Outstanding Interest and the interest thereon will become payable 45 days after notice is given by Thermo Funding as above provided; and (v) demand for and receipt of payment as above provided will not constitute a prepayment of the Loans under Sections 2.4 and 4.4 of the Credit Agreement.

Thermo Funding Company, as Administrative Agent and Lender, acknowledges that no action taken by Globalstar pursuant to this letter shall constitute an Event of Default under Section 12.1 of the Credit Agreement.  Terms capitalized but not defined in this letter shall have the meanings given to such terms in the Credit Agreement.

For avoidance of doubt, our agreement is for deferral of payment only, and except to the limited extent expressly stated in this letter no principal or interest payment obligations are extinguished, waived, or compromised in any manner whatsoever.

Please acknowledge your agreement to the foregoing by signing, dating and returning a copy of this letter to me.

Sincerely,

THERMO FUNDING COMPANY LLC

/s/ James Monroe III

James Monroe III
Manager

Acknowledged and agreed this 29th day of September, 2008.

GLOBALSTAR, INC.

/s/ Fuad Ahmad

Fuad Ahmad
Chief Financial Officer